Exhibit 10.8
Williams Partners GP LLC
Director Compensation Policy
Adopted November 29, 2005
Revised August 20, 2008
Revised January 26, 2009
Revised May 28, 2009
Revised November 30, 2010
Compensation of Directors
Members of the Board of Directors (the “Board”) of Williams Partners GP LLC (the “Company”) who are also officers or employees of affiliates of the Company shall receive no additional compensation for serving on the Board or Board committees.
I. Bi-Annual Compensation Package
Subject to adjustment as provided in Section IV below, for the two periods beginning on September 1st of each year and ending on the final day of February of the following year as well as beginning on March 1st and ending on August 31st (each a “Bi-Annual Compensation Period”), directors who are not officers or employees of the Company or its affiliates (each a “Non-Employee Director” and collectively “Non-Employee Directors”) shall receive the following bi-annual compensation package (“Bi-Annual Compensation Package”):
1.	$45,000 cash, subject to the provisions of Section IV below, such cash compensation to be paid on September 1st and March 1st for an annual sum of $90,000; and

2.	$2,500 cash each for service on the conflicts and audit committees of the Board, subject to the provisions of Section IV below, such cash compensation to be paid on September 1st and March 1st for an annual sum of $5,000.
II. Conflicts Committee Fees
In addition to the Bi-Annual Compensation Package, each Non-Employee Director serving as a member of the conflicts committee shall receive $1,250 cash for each conflicts committee meeting where the member is present, minutes have been recorded, and substantive business was conducted at the meeting (the “Conflicts Committee Fee”).
Conflicts Committee Fees shall be paid on September 1st and March 1st each year for qualifying meetings held during the preceding months. To enable timely payment of meeting fees, a schedule detailing the number of qualifying meetings held, as well as the members present at each meeting, will be provided to the Company’s corporate secretary no later than August 15th and February 15th of each year.

III. Other Compensation
In addition, each Non-Employee Director shall receive the following for service on the Board:
1.	for a person first elected as a Non-Employee Director after September 16, 2005, a one-time payment of $25,000 cash on the date of election to the Board; and

2.	reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and attending education programs relevant to their duties as members of the Board.
IV. Interim Payment and Grant Dates and Proration
1.	Interim Payment and Grant Dates.

A person who first becomes a Non-Employee Director after September 1st and prior to the final day of February shall receive a prorated Bi-Annual Compensation Package for such first Bi-Annual Compensation Period (September 1st through the final day of February ) as well as the full Bi-Annual Compensation Package for the second Bi-Annual Compensation Period (March 1st through August 31st), both paid as of March 1st.

A person who first becomes a Non-Employee Director on or after March 1st and prior to August 31st shall receive a prorated Bi-Annual Compensation Package for such second Bi-Annual Compensation Period (February 1st through August 31st ) paid as of September 1st.

2.	Proration.

The amount of cash compensation for a prorated Bi-Annual Compensation Package shall be the product of the aggregate bi-annual cash compensation amount applicable to such Non-Employee Director as set forth in Section I above multiplied by a fraction, the numerator of which is the number of full and fractional calendar months elapsing between the date such person first becomes a Non-Employee Director and the earlier of the following August 31st or the final day of February and the denominator of which is 6.
V. Other Provisions
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Williams Partners GP LLC Long-Term Incentive Plan, as amended (the “Plan”).